EXHIBIT 99.1

American River Bank Appoints Two New Directors to its Board

Sacramento, CA, July 2, 2009 – The Board of Directors of American River Bankshares (NASDAQ – GS: AMRB) announced that it has appointed Amador S. Bustos and Dorene C. Dominguez to the American River Bank Board and increased the size of the Board from eight to ten members.

“Amador and Dorene both currently sit on our corporate board and so adding their same insight to our bank board makes sense,” said David Taber, President and CEO of American River Bankshares. “They are each well-respected leaders in their own industries and their business experience will help guide our Company in building its reputation as the premier business bank in the communities we serve.”

Amador Bustos is Chairman and CEO of Bustos Media, LLC, a leading private Spanish-language broadcasting company headquartered in Sacramento, with broadcast properties in fast-growing mid-tier Hispanic markets in eight western states.

Dorene Dominguez is President of Vanir Group of Companies Inc., which includes Vanir Development Company Inc., Vanir Construction Management Inc., Vanir Energy LLC, and the Vanir Foundation in Memory of H. Frank Dominguez. Ms. Dominguez also formed Vanir Financial Services Inc., which owns Vanir Securities Inc., a licensed broker-dealer.

About American River Bankshares
American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statement
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the of Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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